UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016 (September 26, 2016)

HEALTHCARE TRUST OF AMERICA, INC.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

(Exact name of registrant as specified in its charter)

Maryland Delaware	001-35568 333-190916	20-4738467 20-4738347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona		85254
(Address of principal executive offices)		(Zip Code)

(480) 998-3478

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 26, 2016, Healthcare Trust of America Holdings, LP (the “Operating Partnership”), as the borrower, the operating subsidiary of Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA” and together with the Operating Partnership, the “Company”), executed a third modification to the $155.0 million senior unsecured term loan facility (“Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (“Wells Fargo”), Wells Fargo Securities, LLC, BMO Capital Markets Corp., Capital One, National Association, and PNC Capital Markets, LLC, as joint lead arrangers and joint bookrunners, and U.S. Bank National Association, as documentation agent.

The third modification to the Credit Agreement made the following modifications to the Credit Agreement, among other things: (i) increased the amount available under the existing Credit Agreement from $155.0 million to $200.0 million; (ii) removed HTA as a guarantor so long as certain conditions remain true; (iii) extended the maturity date from July 19, 2019 to September 26, 2023; and (iv) modified the interest rate thereon to be equal to LIBOR, plus a margin ranging from 1.55% to 2.40% per annum to 1.50% to 2.45% per annum based on the credit rating and the margin association with the Credit Agreement from 1.70% per annum to 1.65% per annum. The other existing terms of the Credit Agreement remained unchanged in material part.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Third Modification to Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

Date: September 29, 2016	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman

Healthcare Trust of America Holdings, LP

	By:	Healthcare Trust of America, Inc.,
its General Partner

Date: September 29, 2016	By:	/s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman